Exhibit 99.1

FOR IMMEDIATE RELEASE:

Mastech Holdings, Inc. Reports Third Quarter 2013 Results:

PITTSBURGH, PA – October 23, 2013 - Mastech Holdings, Inc. (NYSE MKT: MHH), a national provider of Information Technology staffing services, announced today its financial results for the third quarter ended September 30, 2013.

Highlights:

•	Record Earnings of $0.29 Per Diluted Share from Continuing Operations; Total Diluted EPS of $0.43;

•	24% Year-Over-Year Revenue Growth;

•	8% Sequential Quarterly Revenue Growth;

•	95% Year-Over-Year Increase in Operating Profits from Continuing Operations.

Third Quarter Results:

Revenues from continuing operations for the third quarter of 2013 totaled $28.3 million, which represented a 24% increase over the corresponding quarter last year and an 8% improvement over second quarter 2013 results. Gross profit from continuing operations in the third quarter of 2013 was $5.3 million compared to $4.4 million in the third quarter of 2012. Consolidated net income from continuing operations for the third quarter 2013 totaled $999,000 or $0.29 per diluted share, compared to $561,000 or $0.17 per diluted share, during the same period last year. Net income from discontinued operations totaled $481,000 in the third quarter of 2013 or $0.14 per diluted share and included a $442,000 gain on the sale of our healthcare business.

Demand for our IT staffing services was solid in the third quarter and largely in-line with activity levels of a quarter ago. Gross margins from continuing operations in the third quarter of 2013 were 18.9%, which were slightly below gross margins of 19.2% reported a year earlier. The slight margin decline was due to higher bench costs and the continued shift of revenues towards our wholesale sales channel.

Kevin Horner, Mastech’s Chief Executive Officer stated, “We are pleased to deliver financial results that include record earnings for the quarter, strong revenue growth and the expansion of our billable consultant-base. These impressive financial achievements reflect our continued commitment to drive operational efficiencies and enhance our value proposition to the clients that we serve. Also during the quarter we completed the sale of our healthcare business which generated a net gain of $442,000 for the Company and more importantly allows us to focus squarely on our core competency – Information Technology Staffing Services.”

Commenting on the Company’s financial position, Jack Cronin, Chief Financial Officer, stated, “Our financial position at September 30, 2013 remains strong, with cash on hand of $1.6 million and over $15 million of available borrowing capacity under our existing credit facility. During the quarter we repaid all outstanding bank debt with funds generated from continuing operations and from the sale of our healthcare business. Our debt-free balance sheet and access to sufficient capital gives us the flexibility to capitalize on future value-creation opportunities.”

In conjunction with its third quarter earnings release, Mastech will host a conference call at 9:00 A. M. ET on October 23, 2013 to discuss these results and to answer questions. A live webcast of this conference call will be available on the Company’s website, www.mastech.com. Simply click on the Investor Relations section and follow the links to the live webcast. The webcast will remain available for replay through October 30, 2013.

About Mastech Holdings, Inc.:

Leveraging the power of 26 years of IT experience, Mastech (NYSE MKT: MHH) provides Information Technology Staffing services in the disciplines which drive today’s business operations. More information about Mastech can be found at Mastech’s website: www.mastech.com.

Forward-Looking Statements:

Certain statements contained in this release are forward-looking statements based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements, which include but are not limited to projections of revenues, earnings, and cash flow. These statements are based on information currently available to the Company and it assumes no obligation to update the forward-looking statements as circumstances change. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors, including, without limitation, the level of market demand for its services, the highly competitive market for the types of services offered by the Company, the impact of competitive factors on profit margins, market conditions that could cause the Company’s customers to reduce their spending for its services, and the Company’s ability to create, acquire and build new lines of business, to attract and retain qualified personnel, reduce costs and conserve cash, and other risks that are described in more detail in the Company’s filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2012.

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For more information, contact:

Donna Mascia

Manager, Investor Relations

Mastech Holdings, Inc.

888.330.5497

MASTECH HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	September 30,	December 31,
	2013	2012

ASSETS
Current assets:
Cash and cash equivalents	$1,614	$659
Accounts receivable, net	15,824	13,791
Prepaid and other current assets	866	788
Deferred income taxes	156	153

Total current assets	18,460	15,391

Equipment, enterprise software and leasehold improvements, net	183	249

Goodwill and intangible assets, net	—	429

Deferred financing costs, net	25	46

Non-current deposits	211	214

Deferred income taxes	178	91

Total assets	$19,057	$16,420

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$—	$2,610
Accounts payable	2,539	1,984
Accrued payroll and related costs	6,077	4,424
Deferred revenue and other liabilities	454	515

Total current liabilities	9,070	9,533

Total liabilities	9,070	9,533

Shareholders’ equity:
Common stock, par value $0.01 per share	40	39
Additional paid-in capital	11,353	11,036
Retained earnings	1,763	(1,081)
Accumulated other comprehensive income	(38)	8
Treasury stock, at cost	(3,131)	(3,115)

Total shareholders’ equity	9,987	6,887

Total liabilities and shareholders’ equity	$19,057	$16,420

MASTECH HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months ended September 30,		Nine Months ended September 30,
	2013	2012	2013	2012
Revenues	$28,283	$22,774	$78,418	$67,295
Cost of revenues	22,948	18,405	63,739	54,623

Gross profit	5,335	4,369	14,679	12,672
Selling, general and administrative expenses	3,659	3,508	10,902	10,544

Income from operations	1,676	861	3,777	2,128
Other income/(expense), net	(65)	35	(73)	(21)

Income from continuing operations before income taxes	1,611	896	3,704	2,107
Income tax expense	612	335	1,396	793

Net income from continuing operations	999	561	2,308	1,314
Net income from discontinued operations	481	40	536	97

Net Income	$1,480	$601	$2,844	$1,411

Earnings per share:
Basic:
Continuing operations	$0.30	$0.18	$0.69	$0.40
Discontinued operations	0.14	0.01	0.16	0.03

Total	$0.44	$0.19	$0.85	$0.43

Diluted:
Continuing operations	$0.29	$0.17	$0.67	$0.39
Discontinued operations	0.14	0.01	0.16	0.03

Total	$0.43	$0.18	$0.83	$0.42

Weighted average common shares outstanding:
Basic	3,352	3,176	3,346	3,271

Diluted	3,456	3,277	3,441	3,376